EXHIBIT 23.2
Consent of Independent Auditors
We hereby consent to the incorporation by reference in the prospectuses constituting part of the registration statements on Form S-3 for the CSB Bancorp, Inc. Share Owner Dividend Reinvestment Plan and on Form S-8 for The Commercial & Savings Bank of Millersburg Profit Sharing and 401(k) Savings Retirement Plan and Trust of our report dated January 27, 2005 on the consolidated balance sheet of CSB Bancorp, Inc. as of December 31, 2004 and the related consolidated statements of income, shareholders’ equity and cash flows for each of the two years in the period ended December 31, 2004, which report is incorporated by reference in this Form 10-K.

/s/ CLIFTON GUNDERSON LLP
CLIFTON GUNDERSON LLP

Toledo, Ohio
March 23, 2007

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